Engineering Services Agreement

Between ParkerVision and ITT

* CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

This Engineering Services Agreement (“Agreement”) is entered into and made effective as of 2 May 2007 (the “Effective Date”) by and between ITT Corporation, an Indiana corporation with offices at 1919 W. Cook Road Fort Wayne, Indiana 46801 (“ITT”)[*]; and ParkerVision, Inc., a Florida corporation with offices at 7915 Baymeadows Way, Suite 400, Jacksonville, Florida, 32256 (“ParkerVision”).

Recitals

WHEREAS, ParkerVision has developed and patented technology known as direct2power or d2p, that was designed to address certain limitations in applying traditional approaches to RF transmit and power amplification, and

WHEREAS, d2p Technology allows for the creation of [*], known as “RF Power Transmitters”, and

WHEREAS, ITT desires to have ParkerVision provide engineering services to ITT with respect to the development of [*], and ParkerVision desires to provide such services for ITT, pursuant to the terms and conditions of this Agreement, and

WHEREAS, concurrently with entering into this Agreement, the parties are also entering into a License Agreement for the license of d2p Technology embodied in [*] by ParkerVision to ITT pursuant to the terms and conditions set forth therein,

NOW, THEREFORE, in consideration of the mutual premises and of the performance of the mutual covenants herein, the parties agree as follows:

1.  DEFINITIONS

1.1  “ASIC” means an application specific integrated circuit.

1.2  “Confidential Information” has the meaning set forth in Section 7.1.

1.3  “Development Tools” means the ParkerVision development tools described in Sections 3.1.4, 3.2.2 and 3.3.2 of the SOW.

1.4  “d2p Technology” means technology delivered by ParkerVision to ITT under this Agreement [*] that is designed to address certain limitations in applying traditional approaches to RF transmit and power amplification. d2p Technology generally consists of [*].

1.5  “Effective Date” has the meaning provided in the first paragraph of this Agreement.

1.6  “Implementation Technology” means any technology for incorporating or embodying the d2p Technology into a semiconductor device, wireless system or product (but excluding any technology that is developed based on the d2p Technology or that requires knowledge of the d2P Technology, which shall be deemed to fall within the definition of Improvements to d2p Technology).  [*]

1.7  “Improvements to d2p Technology” means any modifications, enhancements and improvements to the d2p Technology, but in no event includes any Implementation Technology except as set forth in the definition of Implementation Technology.

1.8  “Intellectual Property Rights” means patents, certificates of invention, utility models, design rights and similar invention rights, copyrights, trade secret rights, mask work rights, and any other intangible property or proprietary rights (other than trademarks, trade names, service marks and trade dress rights) recognized anywhere in the world under any state or national statute or treaty or common law right, including without limitation all applications and registrations with respect to any of the foregoing.

1.9  “[*]” means the [*] that is developed under this Agreement and the SOW and that is based on the d2p Technology.

1.10  “Open License Terms” means terms in any license for software which require, as a condition of use, modification and/or distribution of such software or other software incorporated into, incorporating, derived from or distributed with such software (a “Work”), any of the following:

(a)	the making available of source code, object code, or design information regarding the Work;

(b)	the granting of permission for creating derivative works regarding the Work; or

(c)	the granting of a license to any party under any Intellectual Property Rights in or to the Work.

By means of an example and without limitation, the following licenses and distribution models have Open License Terms: the GNU General Public License (GPL), the GNU Lesser or Library GPL (LGPL), Mozilla Public License (MPL), or any similar open source, free software or community licenses.

1.11  “ParkerVision Software” means any software delivered by ParkerVision to ITT under this Agreement, including without limitation the [*] and any software included within the Development Tools.

1.12  “Second” means to temporarily reassign an employee or consultant, on a full-time or part-time basis, from his or her regular organization to another organization.

1.13  “SOW” means the Statement of Work containing the tasks, deliverables, target delivery dates and payments set forth in Exhibit A attached hereto, as such SOW may be modified pursuant to Section 2.1.3 below.

2.  ENGINEERING SERVICES AND ACCEPTANCE

2.1  Engineering Services.

2.1.1  Obligations. Subject to the terms, conditions and schedule set forth in the SOW, ParkerVision shall exercise commercially reasonable efforts to provide the engineering services specified in the SOW to ITT for the development of [*]. ITT shall exercise its commercially reasonable efforts to fulfill its obligations under the SOW and to further develop [*] into a production release of [*]. The SOW outlines a three-phase program for ParkerVision to provide engineering services to ITT for the development of [*].

2.1.2  Phase 1 Deliverables. Subject to the terms and conditions of the SOW, deliverables to be provided by ParkerVision in phase 1 of the SOW include a description of the technical approach selected for implementing [*] of such technical approach, a development plan for phase 2, a preliminary development plan for phase 3 and a list of the Development Tools as specified in Section 3.1.4 of the SOW.

2.1.2.1  Acceptance. Upon successful completion of, and closure of action items from, the review of phase 1 deliverables pursuant to Section 3.1.5 of the SOW (including any mutually agreed upon extensions of time pursuant to Section 2.1.2.2(ii) below), ITT shall accept such deliverables provided ITT reasonably determines that the selected technical approach complies in all material respects with the Specification For [*] provided by ITT (“Specification”) and provided the parties are able to agree on material details, such as schedules and division of responsibilities, for the phase 2 development plan and the phase 3 preliminary development plan. If ITT within [*] of such review fails to provide ParkerVision with either written notice of acceptance or written notice of rejection of the phase 1 deliverables, ITT will be deemed to have accepted such deliverables. [*]

2.1.2.2  Rejection. If ITT has not accepted the phase 1 deliverables specified in the SOW, then ITT may, at its sole option, pursue any of the following options upon provision of written notice to ParkerVision:

(i)  [*]

(ii)  [*]

The parties acknowledge and agree that: (a) [*]; and (b) provided ParkerVision has [*] to deliver phase 1 deliverables that comply with the Specifications, then the [*].

2.1.3  Addendum to SOW. Upon acceptance of phase 1 deliverables by ITT pursuant to Section 2.1.2 of this Agreement, the parties shall execute an addendum to the SOW incorporating the phase 1 deliverables, including (i) material details, such as schedules and division of responsibilities, for the phase 2 development plan and phase 3 preliminary development plan and (ii) a list of the Development Tools as specified in Section 3.1.4 of the SOW.

2.2  Exchange of Deliverables. Except as otherwise specified in Section 4 of the SOW, each party shall provide to the other party one (1) copy of any deliverables specified in the SOW to be delivered by such party.

2.3  Project Managers. Each party shall appoint one (1) project manager who will act as a liaison with the other party for the term of this Agreement.

3.  DEVELOPMENT TOOLS AND DEVELOPMENT LICENSE

3.1  Software.

3.1.1  License Grant. ParkerVision hereby grants ITT, for the term of this Agreement, [*] license to use and reproduce [*] and any software included within the Development Tools as may be reasonably necessary solely for the purposes of (i) fulfilling ITT’s specific development tasks under the SOW with respect to development of [*], and (ii) exercising ITT’s rights under the License Agreement with respect to [*].

3.1.2  No Reverse Engineering. ITT shall not (a) modify, translate, reverse engineer, decompile, disassemble or otherwise attempt (i) to defeat, avoid, bypass, remove, deactivate or otherwise circumvent any software protection mechanisms in the ParkerVision Software, including without limitation any such mechanism used to restrict or control the functionality of the ParkerVision Software, or (ii) to derive the source code or the underlying ideas, algorithms, structure or organization from the ParkerVision Software; (b) alter, adapt, modify or translate the ParkerVision Software in any way for any purpose, including without limitation error correction; or (c) distribute, rent, loan, lease, transfer or grant any rights in the ParkerVision Software or modifications thereof in any form to any person or entity.

3.2  [*].

3.2.1  Transfer. Upon acceptance of the phase 1 SOW deliverables by ITT pursuant to Section 2.1.2 of this Agreement, pursuant to the delivery date specified in Section 4 of the SOW, ParkerVision agrees to provide ITT with [*], as specified in Section 3.2.2 of the SOW. ITT agrees to use the [*] solely for the purposes of (i) fulfilling ITT’s specific obligations under the SOW with respect to development of [*], and (ii) exercising ITT’s rights under the License Agreement with respect to [*], and agrees not to dispose of the [*] (by sale, transfer or otherwise) without the prior written consent of ParkerVision. Shipment of the [*] shall be F.O.B. ParkerVision’s facility and the [*] shall be delivered in like new condition.

3.2.2  Risk of Loss. ITT assumes the entire risk of loss, damage, theft, or destruction of the [*] while it is in the possession of ITT and during transportation to and from ITT’s premises.

4.  SUPPORT

After completion of each party’s tasks specified in the SOW, ParkerVision shall provide to ITT support with respect to the use, functioning and implementation of the d2p Technology and [*] into [*] as ITT may request from time to time, subject to the reasonable availability of ParkerVision personnel and resources.

5.  FEES AND PAYMENT

5.1  Payments. In consideration of the duties and obligations of ParkerVision hereunder, ITT shall pay to ParkerVision the amounts and at the times set forth in the SOW.

5.2  Support. For [*] and support services provided to ITT pursuant to Sections 4 and 12.1 of this Agreement, ITT agrees to pay ParkerVision [*] for rendering such support services[*].

5.3  Payment Terms. All payments made hereunder shall be in United States Dollars and may be made, at ParkerVision’s option, by wire transfer or check. Unless otherwise stated, all fees are due within [*] of invoice by ParkerVision.

5.4  Late Payment Charges. ITT shall pay ParkerVision a late fee on all amounts not paid within [*] of the date due set forth herein equal to [*].

5.5  Taxes. All payments by ITT shall be made free and clear of, and without reduction for, any and all taxes, including, without limitation, sales, use, property, license, value added, excise, franchise, income, withholding or similar taxes, other than such taxes which are imposed by the United States or any political subdivision thereof based on the net income of ParkerVision. Any such taxes which are otherwise imposed on payments to ParkerVision shall be the sole responsibility of ITT. ITT shall provide ParkerVision with official receipts issued by the appropriate taxing authority or such other evidence as is reasonably requested by ParkerVision to establish that such taxes have been paid.

6.  OWNERSHIP AND LICENSE GRANTS

6.1  ParkerVision.

6.1.1  ParkerVision retains all right, title and interest in and to the d2p Technology developed prior to, or outside the scope of, this Agreement, and in and to any Improvements to d2p Technology and Implementation Technology that may be made, invented, authored, developed or otherwise created solely by ParkerVision or its employees under this Agreement.

6.1.2  [*]

6.1.3  ITT’s license rights to the d2p Technology, Improvements to d2p technology and Implementation Technology shall be solely as set forth in the License Agreement.

6.2  ITT.

6.2.1  [*]

6.2.2  [*]

6.2.3  [*]

7.  CONFIDENTIAL INFORMATION

7.1  “Confidential Information” means, with respect to either party, any confidential business or technical information, including know-how, whether or not patentable or copyrightable, that the disclosing party identifies as confidential or proprietary at the time it is disclosed or delivered to the receiving party. The d2p Technology, any jointly developed Improvements to d2p Technology, [*] and the Development Tools shall in any event be deemed the Confidential Information of ParkerVision. Further, any [*] shall be deemed the Confidential Information of the developing party and such party shall have no obligation to disclose such [*] to the other party.

7.2  Exceptions. Confidential Information does not include any information that the receiving party can demonstrate by written records: (a) was known to the receiving party prior to its disclosure hereunder by the disclosing party; (b) is independently developed by the receiving party; (c) is or becomes publicly known through no wrongful act of the receiving party; (d) has been rightfully received from a third party whom the receiving party has reasonable grounds to believe is authorized to make such disclosure without restriction; or (e) has been approved for public release by the disclosing party’s prior written authorization. Each party may disclose any Confidential Information as required to be produced or disclosed pursuant to applicable law, regulation or court order, provided that the receiving party provides prompt advance notice thereof to enable the disclosing party to seek a protective order or otherwise prevent such disclosure. In addition, each party may disclose the existence and terms of this Agreement in confidence in connection with [*] or [*] or to the extent required by law in connection with a public offering of such party’s securities.

7.3  Non-Disclosure and Non-Use. Each party will: (i) not use any Confidential Information of the other party except in the performance of this Agreement or as permitted by the License Agreement; (ii) not disclose any such Confidential Information to any person or entity other than its own employees, consultants and subcontractors and customers of ITT that fall under the U.S. Federal Government who have a need to know and who have executed in advance of receiving such Confidential Information a suitable nondisclosure and restricted use agreement that comports with the applicable provisions of this Agreement; and (iii) use all reasonable efforts to keep such Confidential Information strictly confidential. Each party will use reasonable efforts to enforce such nondisclosure and restricted use agreements.

8.  TERM

Unless earlier terminated in accordance with the terms of this Agreement, this Agreement shall extend until [*] from the Effective Date of this Agreement.

9.  TERMINATION

9.1  Termination for Breach. At any time after the occurrence of an Event of Default, this Agreement may be terminated at the election of the Non-Defaulting Party, effective as of the date specified in a notice of termination provided to the Defaulting Party. As used herein, “Event of Default” means one or more of the following events: if there should occur a material breach, default or noncompliance by one party (the “Defaulting Party”) of or with any term or condition hereof followed by written notice of such breach, default or noncompliance from the other party (the “Non-Defaulting Party”) and the failure of the Defaulting Party to remedy or correct such breach, default or noncompliance within [*] after receipt of such notice (the “Cure Period”).

9.2  [*]

9.3  Effect of Termination or Expiration.

9.3.1  Return of Software and Confidential Information. Upon the termination or expiration of this Agreement, ITT may keep only one (1) copy of the ParkerVision Software provided to it by ParkerVision hereunder solely for archival purposes and shall return to ParkerVision or destroy all other copies of ParkerVision Software delivered by ParkerVision to ITT or otherwise within the possession of ITT. Shipping terms for returned copies of ParkerVision Software shall be F.O.B. ParkerVision’s facility. In addition, upon the termination or expiration of this Agreement, each party may keep only one (1) copy of the Confidential Information provided to it by the other party hereunder solely for archival purposes and shall return to the other party or destroy all other copies of any Confidential Information provided to it by the other party hereunder, or any portion thereof, in its possession or control. The foregoing shall not, however, require either party to return or destroy any technology, materials or information that it has a right to retain under the License Agreement.

9.3.2  Survival of Certain Provisions. The provisions of Sections 3.1.2, 3.2, 4, 5, 6, 7, 10.2, 11, 12 and this Section 9.3 of this Agreement will survive any expiration or termination of this Agreement.

10.  WARRANTIES

10.1  Warranties.

10.1.1  Warranties by ParkerVision. ParkerVision hereby represents and warrants to ITT that: (a) it has the full right, power and authority to enter into this Agreement and to grant the licenses and make the assignments granted and made hereunder; (b) this Agreement is a valid and binding obligation of such party; and (c) it has obtained and shall maintain throughout the term of this Agreement all necessary licenses, authorizations, approvals and consents to enter into and perform its obligations hereunder in compliance with all applicable laws, rules and regulations. ParkerVision represents and warrants that the ParkerVision Software is not subject to Open License Terms. In the event of a breach of the preceding warranty against Open License Terms, ParkerVision will, at its sole expense, promptly (i) notify ITT of any affected portions of ParkerVision Software, and (ii) take all reasonable efforts to replace such affected portions of ParkerVision Software with software of equivalent functionality that is not subject to Open License Terms.

10.1.2  Warranties by ITT. ITT hereby represents and warrants to ParkerVision that: (a) it has the full right, power and authority to enter into this Agreement and to grant the licenses and make the assignments granted and made hereunder; (b) this Agreement is a valid and binding obligation of such party; and (c) it has obtained and shall maintain throughout the term of this Agreement all necessary licenses, authorizations, approvals and consents to enter into and perform its obligations hereunder in compliance with all applicable laws, rules and regulations. ITT represents and warrants that ITT shall not act in any manner that would require any ParkerVision Software to be licensed under Open License Terms.

10.2  Disclaimer of Other Warranties. EXCEPT AS SET FORTH IN SECTION 10.1, NEITHER PARTY MAKES ANY WARRANTIES TO THE OTHER, EITHER EXPRESS, IMPLIED OR STATUTORY, AND EACH PARTY HEREBY DISCLAIMS ANY AND ALL SUCH WARRANTIES, INCLUDING BUT NOT LIMITED TO ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT.

11.  LIMITATION OF LIABILITY

IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR LOST PROFITS OR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (EXCEPT TO THE EXTENT THAT SUCH LOST PROFITS OR SUCH DAMAGES CONSTITUTE THE MEASURE OF DIRECT DAMAGES UNDER THE RELEVANT INTELLECTUAL PROPERTY LAWS AND EXCEPT FOR A BREACH OF EITHER PARTY’S CONFIDENTIALITY OBLIGATIONS UNDER SECTION 7 OF THIS AGREEMENT), HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING IN ANY WAY IN CONNECTION WITH THIS AGREEMENT. THIS LIMITATION WILL APPLY EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. EXCEPT FOR (i) EITHER PARTY’S BREACH, OR EXCEEDING THE SCOPE, OF THE LICENSE RIGHTS GRANTED TO SUCH PARTY UNDER SECTIONS 3.1 AND 6.2.3 OF THIS AGREEMENT AND (ii) EITHER PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER SECTION 7 OF THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY’S LIABILITY ARISING IN ANY WAY IN CONNECTION WITH THIS AGREEMENT EXEED [*].

12.  GENERAL PROVISIONS

12.1  Assignment. This Agreement may not be assigned in whole or in part by either party without the written consent of the other, which consent will not be unreasonably withheld. Notwithstanding the foregoing, ITT or ParkerVision may assign this Agreement in connection with a merger, reorganization, change of control or sale of all or substantially all of its assets or business to which this Agreement relates, [*].

12.1.1  [*]

12.1.2  [*]

12.1.2.1  [*]

12.1.2.2  [*]

12.1.2.3  [*]

12.1.2.4  [*]

12.2  Notice.

12.2.1  Unless otherwise changed by notice in writing from ITT to ParkerVision, ParkerVision shall serve notice upon ITT as follows:

General Counsel
[*] ITT Corporation
1919 West Cook Road
Fort Wayne, Indiana 46801

12.2.2  Unless otherwise changed by notice in writing from ParkerVision to ITT, ITT shall serve notice upon ParkerVision as follows:

ParkerVision, Inc.
7915 Baymeadows Way, Suite 400
Jacksonville, Florida, 32256

With copy to:

CFO
ParkerVision, Inc.
7915 Baymeadows Way, Suite 400
Jacksonville, Florida, 32256

12.2.3  Notice shall be by regular or priority mail, recognized commercial overnight courier, hand delivery, facsimile transmission or electronic mail with proof of receipt, and shall be effective as of the date received.

12.3  Severability. If any paragraph or provision of this Agreement shall be deemed void or invalid as a matter of law, the remaining paragraphs or provisions of this Agreement shall nevertheless remain in full force and effect.

12.4  No Joint Venture, etc. Nothing herein shall be deemed to constitute ParkerVision and ITT as partners, joint venturers or otherwise associated in or with the business of the other. Neither party shall be liable for any debts, accounts, obligations or other liabilities of the other party. Neither party is authorized to incur any debts or other obligations of any kind on the part of or as agent for the other except as may be specifically authorized in writing.

12.5  Waiver. Except for any mutually agreed extensions of time pursuant to Section 2.1.2.2(ii) of this Agreement, no relaxation, forbearance, delay or negligence by any party hereto in enforcing any of the terms and conditions of this Agreement, or the granting of time by any party to another, shall operate as a waiver or prejudice, affect or restrict the rights, powers or remedies of any party hereto.

12.6  Complete Agreement. This Agreement and the Exhibits attached hereto represents the full and complete agreement and understanding of the parties hereto with respect to the subject matter hereof. Any amendment thereof must be in writing and executed by the parties hereto.

12.7  Governing Law. All questions of law, rights, and remedies regarding any act, event or occurrence undertaken prior to or pursuant to this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to or application of choice of law rules or principles, and the United States. The Parties agree that all proceedings, disputes and claims concerning the interpretation or the performance of this Agreement, including questions involving its existence, validity and duration shall be subject to the exclusive jurisdiction of federal courts in the State of New York, and the parties voluntarily subject themselves to the jurisdiction of such courts.

12.8  Compliance with Export Control Laws.  Each party agrees to comply with all applicable export and reexport control laws and regulations, including the Export Administration Regulations ("EAR") maintained by the United States Department of Commerce.  Specifically, each party covenants that it shall not -- directly or indirectly -- sell, export, reexport, transfer, divert, or otherwise dispose of any software, source code, or technology (including products derived from or based on such technology) received from the other party under this Agreement to any country (or any individual national thereof) subject to antiterrorism controls or U.S. embargo, or to any other person, entity, or destination prohibited by the laws or regulations of the United States, without obtaining prior authorization from the competent government authorities as required by those laws and regulations.

12.9  Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which will be considered an original and all of which together will constitute one agreement. This Agreement may be executed by the attachment of signature pages which have been previously executed.

12.10  Remedies Cumulative. Except as expressly provided herein, all rights and remedies enumerated in this Agreement will be cumulative and none will exclude any other right or remedy permitted herein or by law or in equity.

12.11  Headings. The headings contained in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

12.12  Force Majeure. No party shall be responsible or liable to another party for nonperformance or delay in performance of any terms or conditions of this Agreement due to acts or occurrences beyond the reasonable control of the nonperforming or delayed party, including but not limited to, acts of God, acts of government, wars, riots, strikes or other labor disputes, fires and floods, provided the nonperforming or delayed party provides to the other party written notice of the existence and the reason for such nonperformance or delay. Notwithstanding the foregoing, either party may terminate this agreement if such nonperformance or delay extends for a period greater than ninety (90) days.

IN WITNESS WHEREOF, the parties have executed this Agreement through their duly authorized representatives as set forth below:

ITT CORPORATION	ParkerVision, Inc.

Signature: /s/	Signature: /s/

Printed Name: Title:	Printed Name: Title: